Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2010

OPERATING RESULTS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 6, 2010 - Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the 16 weeks (fourth quarter) and the 52 weeks (fiscal year) ended August 29, 2010, and its September sales results.

Net sales for the fiscal 2010 fourth quarter, the 16 weeks ended August 29, 2010, were $23.59 billion, an increase of eight percent from $21.89 billion in the 16-week fourth quarter of fiscal 2009 ended August 30, 2009. Net sales for the 52-week fiscal year 2010 were $76.25 billion, an increase of nine percent from $69.89 billion in the 52-week fiscal year 2009 ended August 30, 2009.

Comparable sales for the 16-week fiscal fourth quarter and the 52-week fiscal year 2010 were as follows:

	16 Weeks	52 Weeks
U.S.	4%	4%
International	14%	19%

Total Company	6%	7%

Comparable sales for the 16-week and 52-week periods, excluding the positive impacts from gasoline inflation and the strengthening of foreign currencies (primarily in Canada and Korea), were as follows:

	16 Weeks	52 Weeks
U.S.	3%	2%
International	8%	8%

Total Company	4%	4%

Net income for the fourth quarter of fiscal 2010 was $432 million, or $.97 per diluted share, compared to $374 million, or $.85 per diluted share, during the fourth quarter of fiscal 2009.

Net income for fiscal 2010 was $1.30 billion, or $2.92 per diluted share, compared to $1.09 billion, or $2.47 per diluted share, during fiscal year 2009.

For the five-week reporting month of September, ended October 3, 2010, the Company reported net sales of $7.51 billion, an increase of ten percent from $6.84 billion during the similar five-week period of the prior year. This year’s five-week period includes sales from the Company’s Mexico joint venture, as the Company began consolidating its Mexico operations on a prospective basis beginning with its 2011 fiscal year on August 30, 2010, due to the adoption of a new accounting standard. Total sales for the five-week period excluding Mexico sales reflected a seven percent increase over the similar five-week period of the prior year.

Comparable sales for the five-week retail-reporting month of September were as follows:

5 Weeks
U.S.	2%
International	14%

Total Company	5%

Comparable sales for the five-week period, excluding the positive impacts from gasoline inflation and foreign exchange (primarily in Canada and Korea), were as follows:

5 Weeks
U.S.	2%
International	10%

Total Company	4%

Costco currently operates 573 warehouses, including 417 in the United States and Puerto Rico, 79 in Canada, 22 in the United Kingdom, seven in Korea, six in Taiwan, nine in Japan, one in Australia and 32 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to nine additional warehouses in the first four months of fiscal 2011, prior to the end of calendar year 2010.

A conference call to discuss these fiscal 2010 fourth quarter and year-end operating results is scheduled for 7:00 a.m. (PT) today, October 6, 2010, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended		52 Weeks Ended
	August 29, 2010	August 30, 2009	August 29, 2010	August 30, 2009
REVENUE
Net sales	$23,592	$21,888	$76,255	$69,889
Membership fees	533	490	1,691	1,533

Total revenue	24,125	22,378	77,946	71,422
OPERATING EXPENSES
Merchandise costs	21,024	19,512	67,995	62,335
Selling, general and administrative	2,401	2,254	7,840	7,252
Preopening expenses	9	12	26	41
Provision for impaired assets and closing costs, net	3	2	8	17

Operating income	688	598	2,077	1,777
OTHER INCOME (EXPENSE)
Interest expense	(34)	(33)	(111)	(108)
Interest income and other, net	30	19	88	58

INCOME BEFORE INCOME TAXES	684	584	2,054	1,727
Provision for income taxes	247	206	731	628

Net income including noncontrolling interests	437	378	1,323	1,099
Net income attributable to noncontrolling interests	(5)	(4)	(20)	(13)

NET INCOME ATTRIBUTABLE TO COSTCO	$432	$374	$1,303	$1,086

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.99	$0.86	$2.97	$2.50

Diluted	$0.97	$0.85	$2.92	$2.47

Shares used in calculation (000’s)
Basic	437,071	435,255	438,611	433,988
Diluted	444,289	441,699	445,970	440,454

Dividends per share	$0.205	$0.180	$0.770	$0.680

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	August 29, 2010	August 30, 2009
ASSETS
Cash and cash equivalents	$3,214	$3,157
Short-term investments	1,535	570
Receivables, net	884	834
Merchandise inventories	5,638	5,405
Deferred income taxes and other current assets	437	371

Total current assets	11,708	10,337
Property and equipment, net	11,314	10,900
Other assets	793	742

TOTAL ASSETS	$23,815	$21,979

LIABILITIES AND EQUITY

Accounts payable	$5,947	$5,450
Short-term borrowings and current portion of long-term debt	26	96
Other current liabilities	4,090	3,735

Total current liabilities	10,063	9,281
Long-term debt, excluding current portion	2,141	2,130
Deferred income taxes and other liabilities	681	464

Total liabilities	12,885	11,875

Total Costco stockholders’ equity	10,829	10,024
Noncontrolling interests	101	80

Total equity	10,930	10,104

TOTAL LIABILITIES AND EQUITY	$23,815	$21,979